Exhibit (d)(i) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K


                               A S S I G N M E N T

         THIS ASSIGNMENT is entered into as of March 31, 1999, by and between FEDERATED RESEARCH CORP. ("FRC"), a Maryland corporation and FEDERATED INVESTMENT MANAGEMENT COMPANY ("FIMC"), a Delaware business trust.

         WHEREAS, FRC entered into an Investment Advisory Contract with Liquid Cash Trust dated August 1, 1989, and an Investment Advisory Contract with Federated Core Trust dated December 30, 1997; and

         WHEREAS, FRC desires to assign its rights, duties, and responsibilities under those Agreements as regards Liquid Cash Trust and Federated Core Trust to FIMC; and

     WHEREAS, FIMC desires to accept the assignment of those Agreements from FRC; and

         WHEREAS, the Boards of Trustees of Liquid Cash Trust and Federated Core Trust have approved the assignments;

         KNOW ALL MEN BY THESE PRESENTS;

         In consideration of the sum of One Dollar ($1.00) and other good and valuable consideration, FRC does hereby assign all its rights, interests, and responsibilities under the Investment Advisory Contracts described above to FIMC, and FIMC does hereby accept such assignment.

         IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by their authorized representatives as of the date first herein above set forth.


                                 FEDERATED RESEARCH CORP.

                                 By:  /s/ Stephen A. Keen
                                 Name:  Stephen A. Keen
                                 Title:  Vice President


                                 FEDERATED INVESTMENT MANAGEMENT COMPANY

                                 By:  /s/ G. Andrew Bonnewell
                                 Name:  G. Andrew Bonnewell
                                 Title:  Vice President